EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-139270 on Form S-8 of America's Car-Mart, Inc. 401k Plan of our report dated June 25, 2009, relating to the financial statements and supplemental schedule of America's Car-Mart, Inc. 401(k) Plan, which appear in this Annual Report Form 11-K of America's Car-Mart, Inc. 401(k) Plan for the year ended December 31, 2008.  Tullius Taylor Sartain & Sartain LLP audited the statement of net assets available for benefits of America's Car-Mart, Inc. 401(k) Plan as of December 31, 2007, and merged with Hogan & Slovacek P.C. to form HoganTaylor LLP effective January 7, 2009.

\s\  HOGANTAYLOR LLP

Fayetteville, Arkansas
June 25, 2009